                                                                    Exhibit 12.1


                       RAYTHEON COMPANY AND SUBSIDIARIES

                         STATEMENTS RE COMPUTATION OF
  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                         (dollar amounts in millions)

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
                                                                   Historical                            Pro Forma
                                                    --------------------------------------------  -----------------------
                                                                                      Nine Months              Nine Months
                                                             Fiscal Year                 Ended                    Ended
                                                    --------------------------------   September  Fiscal Year   September
                                                    1992   1993   1994   1995   1996   28, 1997      1996       28, 1997
                                                   ------ ------ ------ ------ ------  --------     ------      --------
Income before taxes per statements of income....      956  1,047    900  1,192  1,083    914         1,400         1,129

Add:
---
 Portion of rents representative of interest
  factor.......................................        38     28     32     41     45     34            88            68
 Interest on indebtedness......................        48     32     49    197    256    263           754           598
                                                   ------ ------ ------ ------ ------  --------     ------       -------
    Income as adjusted.........................     1,042  1,107    981  1,430  1,385  1,211         2,242         1,795
                                                   ====== ====== ====== ====== ======  ========     ======       =======

Fixed charges:
-------------
 Portion of rents representative of interest
    factor.....................................        38     28     32     41     45     34            88            68
 Interest on indebtedness......................        48     32     49    197    256    263           754           598
 Capitalized interest..........................         1      1      1      1      3      0             0             0
                                                   ------ ------ ------ ------ ------  --------     ------       -------
    Fixed charges..............................        87     61     82    239    304    297           842           666
                                                   ====== ====== ====== ====== ======  ========     ======       =======

Preferred Stock:
---------------
 Preferred Stock Dividends.....................        0      0      0      0      0        0           0            0
                                                   ====== ====== ====== ====== ======  ========     ======       =======

Ratio of Earnings to Combined Fixed Charges and
 Preferred Stock Dividends.....................     11.9    18.1   12.0   6.0    4.6      4.1         2.7          2.7
                                                   ====== ====== ====== ====== ======  ========     ======       =======

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